Exhibit 99.1

NeuroMetrix Reports Q3 2010 Financial Results

Progress in New Sales Channel; Reduced Cash Consumption

WALTHAM, Mass.—(BUSINESS WIRE)—November 9, 2010—NeuroMetrix, Inc. (Nasdaq: NURO), a health care company transforming patient care through neurotechnology, today announced its financial results for the quarter ended September 30, 2010.

Total revenues for the third quarter of 2010 were $3.4 million, compared with $6.3 million for the third quarter of 2009. Revenues in the quarter were comprised of 15% medical equipment sales and 85% consumables sales in comparison with 11% and 89%, respectively, for the third quarter of 2009. Medical equipment sales consist of nerve testing devices (NC-stat® and ADVANCE™) and related modules, and service agreement revenues. Consumables sales include single use nerve-specific electrodes, EMG needles, and other accessories. The January 1, 2010 change in Medicare reimbursement for nerve conduction studies using pre-configured electrodes such as those used with NC-stat contributed to the decline in revenue between the two quarterly periods. Following the Medicare change, electrode pricing as well as the number of electrodes used per patient study were reduced. Electrode average selling prices were 23% lower and electrodes sold decreased 35% in the third quarter of 2010 in comparison with the third quarter of 2009. Gross margin in the third quarter of 2010 was 60.5% of total revenues compared to 71.1% for the third quarter of 2009. Net loss for the third quarter of 2010 was $3.4 million, or $(0.15) per share. In comparison, net loss for the third quarter of 2009 was $9.3 million, or $(0.57) per share.

For the nine months ended September 30, 2010 total revenues were $10.8 million compared with $19.9 million for the comparable period in 2009. Gross margin for the nine months was 62.6% of total revenues compared with 71.4% for the nine month period in 2009. Net loss for the nine month period ended September 30, 2010 was $12.7 million or ($0.55) per share. In comparison, net loss for the comparable period in 2009 was $12.3 million or ($0.84) per share.

The Company believes that physicians are generally receiving reimbursement under the new Category 1 CPT code (“CPT 95905”) from Medicare for medically necessary nerve conduction studies performed using pre-configured electrode arrays.   The Company also believes that physicians are receiving reimbursement for CPT 95905 from a small number of commercial insurers. NeuroMetrix continues to work with reimbursement experts to expand coverage for CPT 95905 and with physicians for their adoption of patient advance beneficiary notices where they believe that nerve conduction testing may not be covered by commercial insurers.

The third quarter included:

•                  Cash used in operations in the third quarter was reduced to $2.7 million, an improvement of $1.6 million or 37% from the second quarter of 2010. A previously reported reduction in force plus working capital management contributed to the improvement.

•                  Revenue in the third quarter declined 11% on a sequential quarter basis. Electrode selling prices were stable.

•                  The installed base of active accounts was 4,044, down 3.0% from 4,167 accounts in the second quarter. This rate of account erosion compares favorably with 3.3% erosion in the preceding quarter. The Company placed 85 new systems in the quarter, net of returns, up 10% from 77, net of returns, in the second quarter of 2010.

•                  Patient studies performed using NC-stat NCS and ADVANCE NCS/EMG devices were 32,064 in the third quarter, a decrease of 7.4% from 34,638 studies in the preceding quarter.

“We are implementing the strategy we described to you in August,” stated Shai N. Gozani, MD, PhD, President and Chief Executive Officer.  “Our product channel is shifting to a hybrid direct/distribution sales model combining a core of direct plus independent sales representatives focused exclusively on selling ADVANCE NCS/EMG devices. In terms of the U.S. market, we now have coverage in 70% of physician office and 50% of specialty territories. Our team of field-based clinical educators providing after-sale support to our installed base is close to fully staffed. R&D resources are focused on supporting the ADVANCE NCS/EMG platform and we are converting the NC-stat device into a rapid, low cost, point-of-care test for diabetic peripheral neuropathy (DPN). We will continue to evaluate and evolve our business strategy with the goal of leveraging our revolutionary technology in order to return NeuroMetrix to growth and profitability.”

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, November 9, 2010 at 8:00 a.m., Eastern time, to discuss the Company’s financial results, business and financial developments, as well as other forward-looking information about the Company’s business. To access the call, dial 866-202-0886 (domestic), or 617-213-8841 (international). The confirmation code is 27560953. The call will also be webcast and will be accessible from the Company’s website at http://www.neurometrix.com under the “Investor Relations” tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 71278977.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. To date our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a rapid, low cost, point-of-care test for diabetic peripheral neuropathy, a nerve localization system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control, and the treatment of focal neuropathies, and devices and pharmaceutical agents to treat peripheral nerve and spinal cord injuries. For more information, visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions, or strategies regarding future developments and their potential effects on the Company. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. The forward-looking statements contained in this press release include, but are not limited to, those relating to the timing and the effect of the transition to a hybrid direct/distribution sales model and for development and launch of new products, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in NeuroMetrix’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by NeuroMetrix from time to time with the Securities and Exchange Commission. NeuroMetrix is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Medical equipment	$497,942	$725,822	$1,550,976	$2,129,594
Consumables	2,916,393	5,600,129	9,282,228	17,782,354
Total revenues	3,414,335	6,325,951	10,833,204	19,911,948
Cost of revenues	1,347,816	1,826,599	4,049,178	5,701,907
Gross margin	2,066,519	4,499,352	6,784,026	14,210,041
Operating expenses:
Research and development	1,475,640	1,511,528	4,808,171	4,241,964
Sales and marketing	2,535,810	2,787,942	8,919,631	8,229,550
General and administrative	1,589,723	2,123,845	5,905,376	6,816,078
Total operating expenses	5,601,173	6,423,315	19,633,178	19,287,592

Loss from operations	(3,534,654)	(1,923,963)	(12,849,152)	(5,077,551)
Interest income	13,983	52,217	45,381	188,534
Warrants fair value adjustment	—	(7,391,714)	—	(7,391,714)

Net loss before taxes	(3,520,671)	(9,263,460)	(12,803,771)	(12,280,731)
Income tax benefit	120,490	—	120,490	—

Net loss	$(3,400,181)	$(9,263,460)	$(12,683,281)	$(12,280,731)

Per common share data, basic and diluted:
Net loss	$(0.15)	$(0.57)	$(0.55)	$(0.84)

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2010	December 31, 2009

Cash and investments	$18,924,073	$30,432,410
Accounts receivable, net	2,326,369	3,326,331
Inventories	4,500,750	4,559,607
Other current assets	842,871	537,490
Fixed assets, net	698,267	906,625
Intangibles and other assets	692,442	804,057
Total assets	$27,984,772	$40,566,520

Current liabilities	$3,675,065	$4,481,912
Noncurrent liabilities	229,976	374,737
Stockholders’ equity	24,079,731	35,709,871
Total liabilities and stockholders’ equity	$27,984,772	$40,566,520